Exhibit 99.1

[Logo of Diametrics Medical, Inc.]

Contacts:

Lippert/Heilshorn & Associates	Diametrics Medical, Inc.
Ina McGuinness (imcguinness@lhai.com)	Larry Betterley, CFO/Dave Kaysen, CEO
Bruce Voss (bvoss@lhai.com)	(651) 639-8035
(415) 433-3777 / (310) 691-7100
www.lhai.com

Diametrics Medical Reports Fourth Quarter 2002 Financial Results

—Company Discusses Business Developments and 2003 Financial Outlook—

ST. PAUL, Minn., March 6, 2003 – Diametrics Medical, Inc. (Nasdaq: DMED) today announced financial results for the fourth quarter and fiscal year ended December 31, 2002.

For the fourth quarter ended December 31, 2002, net sales totaled $1.9 million, compared with sales of $6.4 million, for the comparable three-month period last year. Revenue for the quarter was comprised of 76% intermittent testing products and 24% continuous monitoring products. Disposable products represented 67% of revenue, including approximately 320,000 intermittent testing cartridges and 800 continuous monitoring sensors. Hardware sales included 67 IRMA analyzers, 24 Portal systems and 10 TrendCare monitors.

The decline in fourth quarter sales was primarily the result of the termination of Diametrics’ exclusive distribution agreement with Philips Medical Systems on November 1, 2002, and the subsequent and ongoing transition to Diametrics’ new distribution and direct sales force channel model.

The Company’s net loss for the fourth quarter was $3.2 million, or $0.12 per share, versus a net loss of $796,000, or $0.03 per share, in the fourth quarter of the prior year.

For the 12 months ended December 31, 2002, net sales were $18.7 million, versus $24.5 million, for the comparable period a year ago. The net loss for the 12-month period was $7.5 million, or $0.28 per share, versus a net loss of $3.9 million, or $0.14 per share, in 2001. Excluding restructuring and other charges in 2002, the net loss was $6.6 million, or $0.25 per share.

Diametrics’ cash balance at December 31, 2002 was approximately $4.0 million, and reflected receipt of a $2.7 million payment from Philips made in lieu of minimum product purchases, which was recorded as revenue by the Company in the third quarter of 2002.

David B. Kaysen, President and Chief Executive Officer, stated: “We have a strategic plan in place to address the areas of our business that hold the greatest potential for rapid expansion. Specifically, we are focusing our resources on the significant opportunity for Diametrics’ continuous monitoring technology platform in the areas of neonatal intensive care and ventilation management. In addition, our efforts continue with menu expansion and cost reductions in the IRMA intermittent testing product

Diametrics Press Release, Page 2

line. We now have implemented sales, marketing, and product development programs that support this growth strategy.”

“We firmly believe that the growing appreciation for the heightened quality of patient care that can be achieved using our point-of-care diagnostics products, coupled with the improvements we have made to our product platforms in the last few years, are now converging, providing us with a greater opportunity to make meaningful strides in penetrating target markets in the coming months and beyond,” said Kaysen.

Progress made during the fourth quarter of 2002 to execute on this strategy included:

❑	Naming David B. Kaysen President and Chief Executive Officer of Diametrics. Kaysen has more than 25 years of executive management, sales and marketing experience in the medical products and services industry, most recently as president, chief executive officer and director of Rehabilicare Inc., now Compex Technologies, Inc. (Nasdaq: COMPX).

❑	Establishing a direct sales and support organization and its expansion to 24 members since November 2002. To date, the sales team is comprised of 13 highly trained and experienced direct sales and clinical application specialists and 11 customer service, technical support and marketing professionals, with continued expansion planned in key geographic regions.

❑	Naming Steve Emery to the newly created post of Senior VP of Worldwide Sales, Marketing and Business Development. Emery has more than 26 years of industry experience with Hewlett-Packard Medical Systems and most recently with Philips Medical Systems as the Director of Marketing in the Cardiac and Monitoring Systems’ Point-of-Care Diagnostics group.

❑	Expanding Diametrics’ distributor network in key geographic areas, appointing 15 new highly focused distributors, who are experienced in selling Diametrics’ key applications.

❑	Filing a 510(k) application with the U.S. Food and Drug Administration for a creatinine test for use with the IRMA® SL Blood Analysis System. Measuring creatinine aids clinicians in the diagnosis and treatment of renal diseases and in monitoring the renal status of patients in intensive care units. The commercial release of this test and the pending lactate test in early 2004 will further expand the broad applicability of, and opportunity for, the IRMA system’s low-cost, high-quality electrochemical thick film platform.

❑	Undertaking cost-cutting measures in which expenses have been reduced across all areas of the Company’s operations, including personnel, facilities and capital expenditures. These reductions help fund the ramp up of sales and marketing efforts in support of Diametrics’ intermittent and continuous monitoring product lines.

Financial Guidance

The Company expects first quarter 2003 revenues to be at similar levels to fourth quarter 2002 revenues, with the net loss for the quarter estimated to be 17-22% greater than the fourth quarter 2002, reflecting the increased investment in the Company’s new sales organization. The quarterly revenues and net loss performance are expected to progressively improve throughout 2003, as the newly created sales capabilities begin to show positive results.

Diametrics Press Release, Page 3

Total revenues for 2003 are expected to be lower than in 2002 and the net loss is expected to be greater than 2002. These levels are dependent upon the timing and nature of new strategic alliances intended to be consummated during the year and the success rate of the Company’s new sales organization.

Business Update

The Company has engaged The Seidler Companies to assist in its efforts to secure partners for strategic alliances and to raise additional capital. The Company is continuing its discussions with Philips Medical Systems regarding a new relationship post termination of the prior exclusive agreement on November 1, 2002. Discussions also continue for renegotiation of the terms of its existing convertible notes.

Investor Conference Call

Diametrics will conduct a live webcast today, Thursday, March 6, at 11:00 a.m. Eastern Daylight Time to discuss its fourth quarter and year-end financial results, and provide a business update and outlook for 2003. Interested parties may listen to the call via the Internet at http://www.diametrics.com.

About Diametrics Medical, Inc.

Diametrics Medical is a leader in critical care technology. The Company is dedicated to creating solutions that improve the quality of healthcare delivery through products and services that provide immediate, accurate and cost-effective time critical blood and tissue diagnostics. Primary products include the IRMA®SL point-of-care blood analysis system; the TrendCare® continuous blood gas monitoring system, including Paratrend® and Neotrend® for use with adult, pediatric and neonatal patients; the Neurotrend® cerebral tissue monitoring system; and the Integrated Data Management System (idms). Additional information is available at the Company’s Web site, http//www.diametrics.com.

The preceding financial guidance information is specifically forward looking and is based on information currently available to senior management. Actual financial results may differ. Statements regarding the company’s expectations about new and existing products, future financial performance and other forward looking statements are subject to various risks and uncertainties, including, without limitation, demand and acceptance of new and existing products, the success of its sales and marketing efforts and strategic alliances, technology advances and product obsolescence, competitive factors, and the availability of capital to finance growth. These and other risks are discussed in greater detail in the company’s filings with the Securities and Exchange Commission.

—Financial Tables Follow—

DIAMETRICS MEDICAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
Revenue:
Product revenue	$1,914,186	$5,782,537	$15,962,187	$23,888,928
Other revenue	—	600,000	2,736,000	600,000

Total revenue	1,914,186	6,382,537	18,698,187	24,488,928

Cost of revenue	2,410,932	4,573,327	14,714,856	17,984,341

Gross profit (loss)	(496,746)	1,809,210	3,983,331	6,504,587

Operating expenses:
Research and development	1,051,914	1,373,912	4,772,775	5,137,974
Selling, general and administrative	1,489,493	1,134,442	5,379,967	4,944,599
Restructuring and other charges	—	—	886,744	—

Total operating expenses	2,541,407	2,508,354	11,039,486	10,082,573

Operating loss	(3,038,153)	(699,144)	(7,056,155)	(3,577,986)

Other expense, net	(128,096)	(97,313)	(474,861)	(297,913)

Net loss	$(3,166,249)	$(796,457)	$(7,531,016)	$(3,875,899)

Basic and diluted net loss per common share	$(0.12)	$(0.03)	$(0.28)	$(0.14)

Weighted average number of common shares outstanding	26,827,550	26,794,422	26,816,130	26,762,684

DIAMETRICS MEDICAL, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

	December 31, 2002	December 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	$3,964,791	$7,654,845
Marketable securities	—	749,141
Receivables	1,090,480	4,556,865
Inventories	3,570,515	4,066,964
Prepaid expenses and other current assets	359,551	247,286

Total current assets	8,985,337	17,275,101

Property and equipment, net	4,458,740	6,178,805

Other assets	6,700	6,700

	$13,450,777	$23,460,606

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$2,486,623	$3,358,959
Convertible senior secured fixed rate notes	7,300,000	—
Other current liabilities	203,930	2,039,686

Total current liabilities	9,990,553	5,398,645

Long-term liabilities, excluding current portion	2,789,328	8,533,052

Total liabilities	12,779,881	13,931,697

Shareholders' equity	670,896	9,528,909

	$13,450,777	$23,460,606